News Release

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
(856) 251-2153

CHECKPOINT SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2008 RESULTS

- 2009 Guidance Provided
- Goodwill Impairment Taken

Thorofare, New Jersey, February 26, 2009 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the fourth quarter and year ended December 28, 2008.

Net revenues for the fourth quarter of 2008 were $237.3 million compared to net revenues of $262.7 million for the fourth quarter of 2007, a decrease of 9.7%.  Net loss from continuing operations for the fourth quarter was $61.7 million, or $1.58 per diluted share, compared to net earnings from continuing operations of $24.5 million, or $0.60 per diluted share, for the fourth quarter of 2007.  Non-GAAP net earnings from continuing operations for the fourth quarter of 2008, excluding a goodwill impairment expense, litigation settlement expense, asset impairment expense, and restructuring expense, were $4.9 million, or $0.12 per diluted share.  Non-GAAP net earnings from continuing operations were $21.2 million, or $0.52 per diluted share, for the fourth quarter of 2007.  (See attached Reconciliation of GAAP to Non-GAAP Financial Measures.)

Net revenues for the year 2008 were $917.1 million compared to net revenues of $834.2 million for the year 2007, an increase of 9.9%.  Net loss from continuing operations for the year 2008 was $29.8 million, or $0.76 per diluted share, compared to net earnings from continuing operations of $58.4 million, or $1.43 per diluted share, for the year 2007.  Non-GAAP net earnings from continuing operations for the year 2008, excluding a goodwill impairment expense, restructuring expense, litigation settlement expense, asset impairment expense, a deferred compensation expense adjustment, an after-tax gain from the sale of the Company’s subsidiary in the Czech Republic, and valuation allowance adjustments, were $35.5 million, or $0.89 per diluted share.  Non-GAAP net earnings were $56.5 million, or $1.39 per diluted share, for the year 2007.  (See attached Reconciliation of GAAP to Non-GAAP Financial Measures.)  Net loss for the year 2008 was $29.8 million, or $0.76 per diluted share, compared to net earnings of $58.8 million, or $1.44 per diluted share, for the year 2007.

“2008 was a year of contrasts.  It started on an upbeat note, after the successes we enjoyed in 2007, but ended amidst the troubling effects of an unprecedented global financial and economic slowdown,” said Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems.  “We could not escape the global downturn.  It impacted our top and bottom line results, especially in our traditionally strong fourth quarter, when our customers further reduced their spending and we experienced the impact of significant foreign currency fluctuations.”

Mr. van der Merwe concluded, “However, we have not wavered in our commitment to position the Company for the future.  We unveiled a new strategy for the Company, changing our focus as a supplier of loss prevention products to becoming a global supplier of end to end solutions in shrink management, merchandise tracking and visibility, and apparel labeling.  The strategy includes an ambitious but attainable five-year plan.  While 2009 is expected to be a difficult and challenging year, we are operating our business in a way that addresses the reality of the current marketplace without sacrificing the capability to effectively execute our strategy when economic conditions and the retail environment take a positive turn.”

Selected analysis and discussion of results:

·
Net revenues for the fourth quarter of 2008 reflected an organic decline of 17.2%, primarily due to softness in demand for EAS systems and labels in Europe and for CheckView™ store monitoring solutions in the United States.  Acquisition growth was 11.8%, primarily due to Alpha and its seasonally strong quarter.  Foreign currency effects resulted in a 4.3% decline in sales in the quarter driven principally by the strengthening of the U.S. Dollar versus the Euro.

·
Gross profit margin was 40.5% compared to 40.8% for the fourth quarter of 2007. Lower EAS label margins reflected lower capacity utilization, which more than offset improved EAS systems margins resulting from favorable product mix and sourcing.

·
Non-GAAP operating income excluding goodwill impairment expense, litigation settlement expense, asset impairment expense, and restructuring expense, was $16.5 million, or 6.9% of revenue.  Non-GAAP operating income for the fourth quarter of 2007 was $27.4 million, or 10.4% of revenue.  (See attached Reconciliation of GAAP to Non-GAAP Financial Measures.)

·
Estimated goodwill impairment expense of $59.6 million was due to recent economic conditions resulting in both a decline in the Company’s market capitalization and a decline in the Company’s estimated forecasted cash flows.

·
Litigation settlement expense of $5.7 million resulted from a judgment against the Company that awarded legal fees to the defendants.  Although the patent infringement suit filed by Checkpoint Systems, Inc. in 2001 was unsuccessful, there will be no impact to the Company’s current business because the patent expired in March 2008.

·
Asset impairment expense of $4.1 million was due to the write-down of an intangible asset for the Asialco customer list that was acquired in 2007, the write-down of a building in France, and the write-down of an indefinite-lived trade name for our Asialco subsidiary.

·
Restructuring expense was primarily associated with the manufacturing and supply chain restructuring program announced in August 2008 totaling $2.0 million.  The Company continues to expect annualized cost savings of approximately $6 million when the program is complete in 2010.

·
Other (loss) gain, net included $7.0 million in foreign currency losses compared to $0.8 million in foreign currency gains for the fourth quarter of 2007.  This was primarily driven by a weakening UK pound versus the Euro.

·
The effective tax rate was 1.7% compared to negative 0.2% for the fourth quarter of 2007.  The 2008 fourth quarter rate was impacted by the $59.6 million goodwill impairment expense, which was primarily related to non-tax deductible goodwill.

·
Cash flow from operations was $50.2 million compared to $38.2 million for the fourth quarter of 2007, primarily attributable to our increasing focus on working capital in 2008 coupled with the impact of reduced revenue in the latter part of the fourth quarter.

·
At December 28, 2008, cash and cash equivalents were $132.2 million, compared to $118.3 million at December 30, 2007, and total debt was $145.3 million, compared to $95.5 million at December 31, 2007.  Capital expenditures were $2.9 million for the fourth quarter of 2008 and $15.2 million for the full year.

Outlook for 2009

Based on an assessment of current market conditions and the assumption that market conditions will not change significantly for the remainder of the year, Checkpoint provided guidance for 2009.  This guidance does not include the impact of unusual charges, such as additional restructuring charges, that the Company may incur during the year, and assumes a continuation of current exchange rates.

·	Net revenues, at current exchange rates, are expected to be in the range of $780 million to $820 million.

·	Non-GAAP diluted net earnings per share from continuing operations for the full year 2009 are expected to be $0.65 to $0.85.

·	An annualized tax rate of approximately 22%.

·	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $40 million to $50 million.

Checkpoint Systems will host a conference call today, February 26, 2009, at 10:00 AM Eastern Time, to discuss its fourth quarter and full year 2008 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the webcast at the Checkpoint Systems Web site, through the Conference Calls link or the Investors section of the Web site.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems, Inc. is a leading manufacturer and provider of end to end solutions in shrink management and merchandise visibility, and apparel labeling solutions.  Checkpoint's global team helps retailers - and their suppliers - reduce theft, increase inventory visibility and provide consumers with greater merchandise availability through the Company's rapidly evolving RF technology, expanding shrink management offerings and Check-Net® labeling solutions.  Checkpoint has more than one million RF devices installed in stores today and has secured more than 100 billion products.  Scaling cost efficiently, Checkpoint's solutions provide increased revenues and profits to a fast-growing community of successful retailers and a superior experience for their consumers.  Listed on the NYSE (NYSE:CKP), Checkpoint operates in every major geographic market and employs approximately 3,900 people worldwide. For more information, visit Checkpoint Systems.

Caution Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties and reflect the Company’s judgment as of the date of this report. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “forecast,” “anticipate,” “intend,” “plan,” believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: changes in our senior management and other matters relating to implementation of our succession plan; our ability to integrate recent acquisitions and to achieve related financial and operational goals; an impairment in the carrying value of goodwill or other assets; changes in international business and economic conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and  failure to manage our growth effectively. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(Thousands except per share amounts)
(unaudited)

	Quarter (13 Weeks Ended)		Twelve Months (52 Weeks Ended)
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007

Net revenues	$237,267	$262,663	$917,082	$834,156
Cost of revenues	141,219	155,613	538,983	488,184

Gross profit	96,048	107,050	378,099	345,972

Selling, general, and administrative expenses	73,240	79,015	296,935	260,854
Research and development	6,340	4,994	22,607	18,170
Restructuring expense	2,000	2,016	6,442	2,701
Asset impairment	4,104	−	4,510	−
Goodwill impairment expense	59,583	−	59,583	−
Litigation settlement	5,700	−	6,167	−
Other operating income	−	2,571	968	2,571

Operating (loss) income	(54,919)	23,596	(17,177)	66,818

Interest income	685	1,363	2,660	5,443
Interest expense	1,760	1,379	5,768	2,347
Other (loss) gain, net	(6,806)	989	(8,924)	662

(Loss) earnings from operations before income taxes and minority interest	(62,800)	24,569	(29,209)	70,576

Income taxes	(1,059)	(55)	719	12,174
Minority interest	(6)	102	(123)	(7)

(Loss) earnings from continuing operations	(61,735)	24,522	(29,805)	58,409
(Loss) earnings from discontinued operations, net of tax	−	(155)	−	359

Net (loss) earnings	$(61,735)	$24,367	$(29,805)	$58,768

Basic (Loss) Earnings per Share:
(Loss) earnings from continuing operations	$(1.58)	$0.61	$(0.76)	$1.46
Earnings from discontinued operations, net of tax	−	−	−	0.01

Basic (loss) earnings per share	$(1.58)	$0.61	$(0.76)	$1. 47

Diluted (Loss) Earnings per Share:
(Loss) earnings from continuing operations	$(1.58)	$0.60	$(0.76)	$1.43
(Loss) earnings from discontinued operations, net of tax	−	(0.01)	−	0.01

Diluted (loss) earnings per share	$(1.58)	$0.59	$(0.76)	$1.44

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(Thousands)

	December 28, 2008 (unaudited)	December 30, 2007
Cash and Cash Equivalents	$ 132,222	$ 118,271
Working Capital	$ 282,752	$ 297,056
Current Assets	$ 494,310	$ 506,910
Total Debt	$ 145,286	$ 95,512
Shareholders’ Equity	$ 504,314	$ 588,328
Total Assets	$ 985,716	$1,031,044

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Thousands)
(unaudited)

	Quarter (13 Weeks Ended)		Twelve Months (52 Weeks Ended)
Reconciliation of GAAP to Non-GAAP Operating (Loss) Income:	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007

Net revenues	$ 237,267	$ 262,663	$ 917,082	$ 834,156

GAAP operating (loss) income	(54,919)	23,596	(17,177)	66,818

Non-GAAP adjustments:

Goodwill impairment	59,583	−	59,583	−

Restructuring expense	2,000	2,016	6,442	2,701

Litigation settlement	5,700	−	6,167	−

Asset impairment	4,104	−	4,510	−

Deferred compensation expense adjustment	−	−	1,381	−

Other operating income	−	(2,571)	(968)	(2,571)

Management transition expense	−	4,388	−	4,388

Adjusted Non-GAAP operating income	$ 16,468	$ 27,429	$ 59,938	$ 71,336

GAAP operating margin	(23.1)%	9.0%	(1.9)%	8.0%
Adjusted Non-GAAP operating margin	6.9%	10.4%	6.5%	8.6%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(Thousands except per share amounts)
(unaudited)

	Quarter (13 Weeks Ended)		Twelve Months (52 Weeks Ended)
Reconciliation of GAAP to Non-GAAP (Loss) Earnings from Continuing Operations:	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007

(Loss) earnings from continuing operations, as reported	$ (61,735)	$ 24,522	$ (29,805)	$ 58,409

Non-GAAP adjustments:

Goodwill impairment, net of tax	58,469	−	58,469	−

Restructuring expense, net of tax	1,588	1,426	4,616	1,956

Litigation settlement, net of tax	3,513	−	3,805	−

Asset impairment, net of tax	3,043	−	3,285	−

Deferred compensation expense adjustment, net of tax	−	−	849	−

Management transition expense, net of tax	−	2,863	−	2,863

Other operating income, net of tax	−	(2,523)	(954)	(2,523)

Valuation allowance adjustment	−	−	(4,812)	−

Deferred income tax change	−	(5,118)	−	(4,252)

Adjusted net earnings from continuing operations	$ 4,878	$ 21,170	$ 35,453	$ 56,453

Reported diluted shares	39,021	40,996	39,408	40,724

Adjusted diluted shares	39,158	40,996	39,948	40,724

Reported net (loss) earnings per share – diluted	$ (1.58)	$ 0.60	$ (0.76)	$ 1.43

Adjusted net earnings per share – diluted	$ 0.12	$ 0.52	$ 0.89	$ 1.39

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